Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (hereinafter referred to as “Agreement”) is entered into as of May 20, 2008, by and between CLARENCE J. GABRIEL, JR. (hereinafter referred to as “Executive”) and MOVIE GALLERY, INC., a Delaware corporation, (hereinafter referred to as the “Company”).

1. Duties and Scope of Employment.

(a) Position. For the term of his employment under this Agreement, the Company agrees to employ Executive in the position of President and Chief Executive Officer. Executive shall report directly to the Company’s Board of Directors (the “Board”).

(b) Obligations to the Company. During the term of his employment with the Company, Executive shall devote his best efforts, talents and skills, and substantially all of his time and attention to furthering the Company’s success, and follow and abide by all Company policies, rules, and procedures. Unless he obtains prior consent from the Board, Executive shall not serve as an employee, officer, or director of, or as a consultant or advisor to, any other for-profit or not-for-profit entity, or in any similar capacity.

(c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that, his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.

(d) Commencement Date. Executive shall commence full-time employment with the Company on May 21, 2008 (hereinafter referred to as the “Commencement Date”).

2. Term of Employment.

(a) At-Will Employment. The term of Executive’s employment with the Company shall be from the Commencement Date until the date when Executive’s employment terminates pursuant to Section 2(b) below. Executive’s employment with the Company shall be “at will,” which means that either Executive or the Company may terminate Executive’s employment at any time, for any or no reason.

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(b) Termination. The Company may terminate Executive’s employment at any time and for any or no reason, by giving Executive thirty (30) days advance notice of termination of employment in writing (unless the termination is for Cause in which case Executive’s termination of employment may be effected by the Company immediately pursuant to Section 9(d)). Executive may terminate his employment at any time, for any or no reason, by giving the Company sixty (60) days advance notice in writing. Executive’s employment shall terminate automatically in the event of his death or Permanent Disability as defined in Section 9(a) herein.

(c) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of Executive’s obligations under Sections 10 and 11.

3. Compensation.

(a) Salary. The Company shall pay Executive as compensation for his services an annual base salary in the amount of Five Hundred Thousand Dollars ($500,000), less applicable taxes and withholdings (“Base Salary”), payable in accordance with the Company’s standard payroll practices and procedures.

(b) Annual Bonus. For each calendar year in which Executive achieves his target performance goals as set by the Board, Executive shall earn and be paid a bonus (the “Annual Bonus”) equal to 100% of Base Salary. The amount of the Annual Bonus shall be determined based on the achievement of performance goals established by the Board. The Annual Bonus may be adjusted down from 100% for objectives not achieved. The performance goals shall be determined by the Board no later than ninety (90) calendar days after the first day of each calendar year. The Annual Bonus for each calendar year shall be paid no later than March 15th following the calendar year to which the Annual Bonus applies.

4. Equity.

(a) Stock Option Grant. The Company shall grant Executive an option (the “Option”) to purchase shares of the Company’s common stock equal to one percent (1%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008), under the Company’s 2008 Omnibus Equity Incentive Plan, as it may be amended from time to time (the “Plan”). The date on which any Option or Additional Option (defined below) is granted shall be the “Grant Date”. The Grant Date of the Option shall be as soon as practical after the Commencement Date (the “Option Grant Date”). The per share exercise price of the Option will be the Fair Market Value of a share of common stock on the Option Grant Date. “Fair

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Market Value” shall have the meaning given to it under the Plan. The Executive shall vest in the Option over three (3) years in equal installments of one-third ( 1/3) of the Option on each of the first three anniversaries of the Option Grant Date. The Option shall be subject to the terms of the Plan and the option agreement pursuant to which the Option shall be granted to Executive, and execution and delivery of such option agreement shall be a condition of the grant of the Option.

(b) Executive shall be entitled to receive an additional option (the “Additional Option”) to purchase shares of common stock in the Company at an exercise price per share at the greater of (i) the Fair Market Value on the Option Grant Date, or (ii) the Fair Market Value on the Grant Date of any such Additional Option, if the Company exceeds its 2009 business plan in effect as of the date of this Agreement (the “2009 Business Plan”) as follows:

More than $75 million and up to $100 million over 2009 Business Plan EBITDA: An Additional Option to purchase one percent (1%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008).

More than $100 million and up to $125 million over 2009 Business Plan EBITDA: An Additional Option to purchase two percent (2%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008).

More than $125 million and up to $150 million over 2009 Business Plan EBITDA: An Additional Option to purchase three percent (3%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008).

More than $150 million over 2009 Business Plan EBITDA: An Additional Option to purchase four percent (4%) of 23,366,498 (the common stock of the Company outstanding on May 21, 2008).

The Grant Date of any Additional Option shall be as soon as practical after the achievement of performance criteria related to the 2009 Business Plan EBITDA described above are determined by the Board. The Executive shall vest in the Additional Option over three (3) years in equal installments of one-third ( 1/3) of the Additional Option on each of the first three anniversaries of the Grant Date of the Additional Option. The Additional Option shall be subject to the terms of the Plan and the option agreement pursuant to which the Additional Option shall be granted to Executive, and execution and delivery of such option agreement shall be a condition of the grant of the Additional Option. If there is a Change of Control in 2009 or soon thereafter prior to the Grant Date of the Additional Option, and the Executive is employed by the Company, and the Company is on target to achieve the performance goals in the 2009 Business Plan (as determined by the Board by looking at the twelve (12) months immediately preceding the date of the Change

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of Control), then the Executive shall vest in the proportion of the applicable percentage of the Additional Option based on achievement of performance goals in accordance with the following schedule:

Change of Control Date	Proportion of Percentage Vested in Additional Option (1%, 2%, 3%, or 4% Based on Achievement of Performance Goals)
January 1, 2009 through March 31, 2009	25%
April 1, 2009 through June 30, 2009	50%
July 1, 2009 through September 30, 2009	75%
October 1, 2009 and thereafter	100%

(c) Change of Control. In the event of a Change of Control during Executive’s employment, Executive shall immediately and fully vest in his Option and in any Additional Option granted to him. “Change of Control” means the consummation and completion of any fundamental transaction by which a change in control of the Company occurs as follows: (i) consummation and completion of a sale of all the equity securities of the Company to an unrelated entity, (ii) consummation and completion of a sale of substantially all the assets of the Company to an unrelated entity, or (iii) consummation and completion of a merger, consolidation or reorganization with an unrelated business organization where less than forty percent (40%) of the voting power and economic interest of the Company or the surviving entity or the parent of either, are retained by the shareholders of the Company immediately prior to such merger, consolidation or reorganization.

5. Executive Benefits. During the term of his employment, Executive shall be eligible to participate in benefit programs available to senior executives of the Company in accordance with the terms of such programs in effect from time to time. During the term of his employment, either through a benefit program sponsored by the Company or through an individual arrangement with an insurance company, the Company shall provide Executive with supplemental life insurance coverage of two (2) times Base Salary. During the term of his employment, the Company shall provide Executive with the use of a Company car in accordance with the terms of its policies as in effect from time to time. During the term of his employment, the Company shall provide financial planning assistance to Executive on an annual basis in accordance with the terms of its policies as in effect from time to time. The costs and expenses incurred by Executive in calendar year 2008, in the preparation and negotiation of this Agreement shall be reimbursed to Executive by the Company in an amount not to exceed $7,500 within thirty (30) calendar days after the applicable invoices are presented to the Company, provided that such invoices are presented to the Company no later than sixty (60) calendar days after execution of this Agreement by both parties.

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6. Business Expenses. During the term of his employment, the Company shall reimburse Executive reasonable and necessary business expenses incurred by Executive in the performance of his duties subject to all applicable Company policies regarding business expense reimbursement.

7. Moving Expenses. The Company shall reimburse reasonable moving expenses that Executive incurs in moving his household goods to his new residence near his place of employment, the costs of up to two house-hunting trips for Executive, the costs of temporary housing for Executive for up to six (6) months, the closing costs and real estate commissions incurred in selling Executive’s current residence, any financial loss incurred from the sale of Executive’s current residence, and the closing costs for the purchase of a new residence near his place of employment; provided that such reimbursements in total shall not exceed $250,000. Any moving expenses incurred on or before the earlier of April 30, 2010 or Executive’s employment termination date, shall be reimbursed to Executive on May 31, 2010; provided that appropriate documentation evidencing that such moving expenses were incurred is submitted to the Company by May 15, 2010.

8. Taxes and Applicable Withholdings. All payments made under this Agreement shall be subject to reduction to reflect taxes and other amounts required to be withheld by law.

9. Termination Benefits.

(a) Termination by Reason of Death or Permanent Disability. Executive’s employment hereunder shall automatically terminate in the event of Executive’s death or Permanent Disability (as defined in this Section 9(a)). Within thirty (30) calendar days after the Executive’s death or Permanent Disability, Executive or Executive’s estate (as applicable) shall receive Executive’s accrued Base Salary earned through the date of Executive’s death or Permanent Disability. “Permanent Disability” means a mental or physical condition that renders Executive unable to carry out his duties, which condition has existed for at least three (3) months, and which, in the opinion of a physician selected by the Board, is permanent or expected to last for an indefinite duration. Executive, or Executive’s estate, as the case may be, shall have the right to exercise the vested portion of any Option or Additional Option in accordance with the terms of the Plan and applicable option agreement(s).

(b) Resignation by Executive. Executive may resign his employment by giving the Company sixty (60) calendar days’ advance written notice of the effective date of his resignation (the “Resignation Date”). Within thirty (30) calendar days after the Resignation Date, Executive shall receive his accrued Base Salary earned through the Resignation Date. Upon receiving notice of Executive’s intent to resign, the Company may require that Executive cease performing all services for the Company at any time before the end of such 60-day notice

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period, so long as the Company continues Executive’s compensation and benefits through the Resignation Date in accordance with this Section 9(b), provided that the Company does not have Cause (as defined in Section 9(d) below) to terminate Executive. Executive shall have the right to exercise the vested portion of any Option or Additional Option in accordance with the terms of the Plan and applicable option agreement(s).

(c) Termination by Company Without Cause. The Company may terminate Executive’s employment without Cause (as defined in Section 9(d) below) immediately upon written notice by paying Executive a severance amount equal to two (2) times Executive’s Base Salary in equal monthly installments over a period of two (2) years from his termination date (the “Severance”). Additionally, within thirty (30) calendar days after his termination date, Executive shall receive his accrued Base Salary earned through the termination date. The Severance shall not be paid or payable to Executive unless and until Executive timely executes an agreement releasing the Company and its affiliates from any and all known and unknown claims related to Executive’s employment or termination of employment in a form requested by the Company, and such agreement becomes effective and not revocable. Executive shall become fully vested in any unvested Option or Additional Option granted to Executive and he shall have the right to exercise any such Option or Additional Option in accordance with the terms of the Plan and applicable option agreement(s).

If Executive is a “specified employee” of the Company or its successor (as determined by the Company’s “specified employee” policy, or if no such policy has been established, as determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i)), then Executive shall not receive payments during the six (6) month period immediately following his termination date in excess of the lesser of (x) the amounts payable in accordance with the Severance described in Section 9(c) or (y) two (2) times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which Executive’s date of termination occurs (with any amounts that otherwise would have been payable under this Section 9(c) during such six (6) month period being paid on the first regular payroll date following the lapse of six (6) months from the date of termination, and any remaining installments payable thereafter in accordance with this Section 9(c)).

(d) Termination by Company for Cause. The Company may terminate Executive’s employment for Cause (as defined in this Section 9(d)), immediately upon written notice. Within thirty (30) calendar days after such termination for Cause, Executive shall receive his accrued Base Salary earned through such termination date. As used herein, “Cause” means (i) Executive’s breach of this Agreement, or (ii) Executive’s repeated neglect of, or refusal to fulfill, or willful misconduct in connection with, any of Executive’s duties or obligations under this Agreement, or (iii) Executive’s breach of any Company policy or any material policy of a subsidiary of the Company, or (iv) Executive’s commission of a felony or any crime which

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involves fraud, dishonesty, or moral turpitude, or (v) any misconduct by Executive that results in financial detriment to, or damage to the reputation of, the Company. Upon a termination of Executive’s employment for Cause, any Option or Additional Option, even if vested, shall be forfeited.

(e) Benefits After Termination. After any termination of employment described in this Section 9, Executive’s transfer, rollover, or continuation of any benefit in which Executive was participating at the time of termination of employment shall be governed by the terms of those programs (including any elections Executive may have thereunder) and any applicable laws.

10. Restrictive Covenants.

(a) Executive’s Acknowledgements. Executive acknowledges and agrees that Executive has and will be exposed to data and information concerning the business and affairs of the Company and its affiliates, including but not limited to, its software systems, methods, marketing and business strategies, and financial information (“Confidential Information”). Executive acknowledges and agrees that such Confidential Information is vital, sensitive, confidential and proprietary to the Company, and that each and every component of Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other persons, and (b) constitutes a protectible business interest of the Company.

(b) Confidential Information. During and after the termination of his employment with the Company, Executive will not disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason whatsoever other than in the bona fide pursuit of the business interests of the Company, nor shall Executive make use of any Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity, other than the Company, under any circumstances during or after the term of his employment. As used herein, Confidential Information does not include information that is in the public domain or becomes part of the public domain through no fault of Executive.

(c) Non-Competition. During the term of employment and for a period of two (2) years following Executive’s termination of employment for any reason (the “Restricted Period”), the Executive will not directly or indirectly, (A) engage in any Competitive Business (as defined below) for the Executive’s own account, or (B) enter the employ of, or render any services to, any person engaged in a Competitive Business, or (C) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with business relationships (whether formed before or after

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the date of the Agreement) between the Company and customers or suppliers of the Company. For purposes of this Agreement, “Competitive Business” shall mean any entity that engages in substantially the same business as the Company. Notwithstanding anything to the contrary in the Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person, and (B) does not, directly or indirectly, own two percent (2%) or more of any class of securities of such person.

(d) Non-Solicitation of Employees. Other than in the performance of his duties hereunder, during the Restricted Period, Executive, whether as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, shall not, directly or indirectly, employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Company or who was employed or engaged by the Company at any time within two (2) years prior to Executive’s employment termination date.

(e) Remedies. Executive acknowledges and agrees that the provisions in this Section 10 (the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. In the event of a breach of any of these Restrictive Covenants, the Company shall have the right to withhold payment of, or recapture, any Severance and/or any proceeds from the Option and/or the Additional Option. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

11. Post-Termination Obligations.

(a) Return of Company Materials. No later than three (3) business days following the termination of Executive’s employment, Executive shall return to the Company all property of the Company and its affiliates that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computers, mobile phones, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, database information and lists, and any other property or

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information that Executive has or had relating to the Company or any affiliates (whether those materials are in paper or computer-stored form), and including but not limited to, any documents containing, summarizing, or describing any Confidential Information.

(b) Executive Assistance. For a period of three (3) years after the termination of Executive’s employment with the Company for any reason, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company, as the Company may reasonably request (with due consideration to Executive’s business activities and obligations after the term of his employment with the Company), in connection with any litigation, claim, or other dispute in which the Company or any of its affiliates is or may become a party.

12. Code Section 409A. It is intended that any amounts payable under this Agreement shall comply with Section 409A of the Internal Revenue Code (the “Code”) (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code, and the terms of this Agreement shall be construed accordingly.

13. Indemnification. The Company shall maintain for Executive, Directors’ and Officers’ liability insurance coverage to the extent maintained by the Company for other officers and directors of the Company. The Company shall indemnify Executive for any liability related to Executive’s duties under this Agreement, to the fullest extent permitted under the Company’s by-laws.

14. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary and General Counsel.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized representative of the Company (other than Executive). No waiver by either party of any breach of any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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(c) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and expressly supersedes all prior agreements, discussions, negotiations, understandings and proposals by or between the parties with respect to the subject matter hereof, whether written or oral. The terms of this Agreement cannot be changed except in a later document signed by Executive and an authorized representative of the Company (other than Executive).

(d) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware (except provisions governing its choice of law).

(e) Severability. The parties acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, such unlawfulness or unenforceability shall not serve to invalidate any portion of this Agreement not declared to be unlawful or unenforceable. Any provision so declared to be unlawful or unenforceable shall be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and enforceable.

(f) Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign this Agreement to any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company.

(g) Dispute Resolution. The parties agree that any dispute, other than a dispute arising under Section 10 (which shall be resolved in court, through arbitration or mediation at the Company’s election), arising under this Agreement or involving the subject matter of this Agreement shall first be mediated and, if not resolved by mediation, submitted to mandatory binding arbitration as set forth below.

(i) Mediation. No arbitration of any dispute between the parties shall occur until the parties’ dispute has been submitted to mediation and an impasse declared by the mediator. The dispute shall be mediated in conformity with the rules governing court order mediation in the State of New York.

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(ii) Arbitration. In the event the parties do not resolve their dispute by mediation, either party may commence an arbitration by making a demand on the other. The demand shall contain a short and concise statement of the claims that party seeks to arbitrate. Within ten (10) calendar days, the responding party shall reply to the claimant’s demand with a short and concise statement of the responding party’s defenses, offsets and counterclaims. The claimant shall then have ten (10) calendar days in which to reply to any counterclaims raised by the responding party by serving a short and concise statement of the claimant’s defenses and offsets. The arbitration shall be conducted pursuant to the rules of the Federal Arbitration Act. Notwithstanding any provision of the Federal Arbitration Act to the contrary, the following rules shall govern any arbitration unless the parties stipulate otherwise in writing:

(1)	The arbitration shall be conducted by a single arbitrator.

(2)	The arbitrator shall be a lawyer in good standing of the bar of the State of New York, be at least 40 years of age, be “AV” rated by Martindale Hubbell, have experience in employment and/or executive compensation litigation, and be a member of the litigation, employment law or business section of his or her state bar association. Alternatively, the arbitrator may be a retired or former judge of the highest level of state trial court or of the federal district court in the State of New York.

(3)	The parties shall initiate and complete discovery within 120 calendar days of the selection of the arbitrator.

(4)	The final pre-hearing conference shall be held no later than 140 calendar days of the selection of the arbitrator.

(5)	The arbitration hearing shall be convened, begun for the taking of evidence and closed within 180 calendar days of the selection of the arbitrator.

(6)	The arbitrator shall have thirty (30) calendar days from the closing of the hearing to deliberate and announce his or her award. The award shall concisely state the reasons for the award.

(7)	Each party shall pay one half of the arbitrator’s fees. The arbitrator can require fees to be deposited in advance.

(h) Headings. The headings of the sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized representative, as of the day and year first above written.

EXECUTIVE:

/s/ Clarence J. Gabriel, Jr.
Clarence J. Gabriel, Jr.

COMPANY:

MOVIE GALLERY, INC.

By:	/s/ S. Page Todd
Its:	Executive Vice President, Secretary, and General Counsel

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